EXHIBIT 99




                      GTECH ANNOUNCES FIRST-QUARTER RESULTS

(West Greenwich, Rhode Island -- June 19, 2001) - GTECH (NYSE: GTK) today announced earnings for the first quarter of fiscal 2002, ended May 26, 2001.

Operating Results

Revenues for the first quarter of fiscal 2002 totaled $235.0 million, a decrease of 3% from the $242.0 million of revenues in the first quarter of fiscal 2001. Net income was $19.1 million, or $0.62 per basic share, compared with net income of $20.2 million, or $0.58 per basic share, for the same period last year.

Service revenues were $210.6 million in the quarter, representing a 5% decline from the $222.6 million of service revenues in the same quarter last year. This decline reflects the depreciation of several key foreign currencies against the U.S. dollar, lower jackpot activity, and a net change in the Company's customer mix, partially offset by sales growth in Brazil and Morocco and the launch of the National lotteries in Ukraine and Colombia.

Had last year's average exchange rates prevailed throughout the most recent quarter, service revenues would have been comparable to the first quarter of last year.

Product sales were $24.4 million, compared with $19.4 million in the same quarter last year. This increase in the first quarter of fiscal 2002 was driven by the sale of an instant-ticket system to GTECH's customer in Israel.

Service gross margins for the quarter declined to 31.4% from 35.9% in the same quarter last year, primarily driven by lower jackpot activity, contractual rate changes, and start-up losses on new lottery system installations in Colombia and the Ukraine.

Product margins for the quarter were 18.3%, comparable to the 18.4% in the same quarter last year.

Operating expenses were $38.7 million in the first quarter of fiscal 2002, down significantly from the $47.1 million in the same period last year. This decline reflects cost reductions resulting from the ongoing value assessment initiated in fiscal 2001.

The Company's effective income tax rate decreased from 39% in the first quarter of fiscal 2001 to 38% in the first quarter of fiscal 2002 due principally to lower state taxes and a reduction in non-deductible expenses.

Cash Flow and Investments

During the first quarter of fiscal 2002, the Company generated $93.3 million of cash from operations. This cash, together with $61.1 million of net borrowings under the Company's credit facility and available cash on hand, was primarily used to fund the purchase of $72.1 million of systems, equipment and other assets relating to contracts and to repurchase $132.1 million of the Company's common stock.

At the end of the fiscal 2002 first quarter, the Company had $338.9 million of revolving credit available under its $400.0 million credit facility.

Financial Outlook

For the fiscal year ending February 23, 2002, the Company now expects service revenue growth to be approximately 1%, reflecting the continued depreciation of certain foreign currencies. Product sales are expected to be in the range of $165 to $175 million, with approximately 70% expected in the second half of the year.

For the full fiscal year, the Company continues to expect service gross profit margins in the range of 32% to 33% and product sale gross profit margins in the range of 20% to 22%.

The Company continues to believe that it can deliver earnings per share in line with previous guidance of $2.70 to $2.75 per share.

For the second quarter of fiscal year 2002, the Company anticipates year-over-year total revenue growth of 2% to 3%. The Company expects service gross profit margins in the range of 30% to 31% and product sale gross profit margins in the range of 19% to 21%. Accordingly, the Company expects earnings per share to be in the range of $0.52 to $0.54, compared to $0.18 for the same period in the last fiscal year, excluding the impact of special and additional charges.

Highlights

During the quarter, GTECH's Polish subsidiary, Grytek, signed a new long-term contract with Totalizator Sportowy Sp. z o. o, to provide online lottery and instant-ticket services through November 30, 2011.

Also in the quarter, GTECH announced that the Rhode Island Lottery and the Louisiana Lottery each signed five-year contract extensions with the Company.

Since the close of the first quarter, Santa Casa da Misericordia de Lisboa, the operator of the National Lottery in Portugal and the last remaining offline lottery in Europe, began online lottery sales on a system provided by GTECH. The Company was also the sole bidder for a new contract to operate the Texas Lottery's online and instant games. The new contract is for five years with four one-year extension options. GTECH has been the operator of the online and instant games for the Texas Lottery since the games began in 1992. In addition to Texas, GTECH was the sole bidder for a new six-year contract to operate online games for the Kansas Lottery. GTECH has been the Kansas Lottery's online lottery provider since its inception in 1987.

GTECH further strengthened its senior management team with the recent appointments of Marc A. Crisafulli as the Company's Senior Vice President and General Counsel and Larry R. Smith as Senior Vice President and Chief Development Officer. The Company also announced the appointment of The Rt. Hon. Sir Jeremy Hanley KCMG to its Board of Directors.

"GTECH's first-quarter results were encouraging," said GTECH CEO and President Howard S. Cohen. "We improved our productivity, lowered our operating expenses, enhanced our management team and Board of Directors, and further strengthened our competitive position by signing several new contracts. I am pleased with our first-quarter performance and optimistic about our future."

The Company's Board of Directors recently authorized an extension of the current share repurchase program for approximately $80 million of the Company's outstanding Common stock through June 30, 2002. It is contemplated that the share repurchases will be accomplished through periodic purchases on the open market; the timing of such purchases will be dependent upon market conditions and other corporate considerations.

The share repurchase program supports GTECH's commitment to return free cash flow to stockholders in a tax efficient manner and reflects the Company's belief that the stock represents a good investment opportunity at current trading levels.

This press release contains forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company's future strategies. Such forward-looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which could cause results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth above and in the Company's filings with the Securities and Exchange Commission, including its fiscal 2001 Form 10-K and other filings.

                                       ooo

GTECH is a leading global supplier of systems and services to the lottery and gaming industries. GTECH provides customized solutions to meet the needs of lotteries, governments, and corporations on six continents. For more information about the Company, please visit GTECH's website at http://www.gtech.com.